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                                                                    EXHIBIT 99.1

[LOGO OF SPARTON CORPORATION]                                       NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Releases Fiscal 2004 Third Quarter Results
JACKSON, Mich.--(BUSINESS WIRE) -- May 14, 2004--Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announced the financial results for the third quarter and nine months ended March 31, 2004.

Sales for the three-month period ended March 31, 2004, totaled $43,566,000, an increase of $2,725,000 (7%) from the same quarter last year. Government sales of $14,061,000 increased $4,223,000 (43%) from prior year, principally due to the successful passage of a number of sonobuoy drop tests during March. Industrial market sales of $11,169,000 showed a significant decline, down 26% from the same period last year. Industrial sales have been adversely impacted by the reduced sales to customers providing detection equipment for U.S. airports. Medical/scientific instrumentation sales were consistent with third quarter sales in fiscal 2003, while aerospace sales of $13,885,000 increased 22% from prior year, an increase mainly attributable to increased orders from existing customers.

Sales for the nine-month period ended March 31, 2004, totaled $113,231,000, off $7,658,000 (6%), compared to the same period last year. All markets, with the exception of aerospace, evidenced a decline from prior year. Government sales were $30,746,000 for the nine months ended March 31, 2004, down slightly from prior year's sales of $32,715,000, a decline of 6%. Government sales declined from last year in part due to the overall decline in sonobuoy sales to the U.S. Navy and delayed foreign sonobuoy sales. Industrial sales of $29,089,000 showed a decline of 29%. Industrial sales have declined sharply due to reduced sales for homeland security. Prior year's sales benefited from strong demand from customers with homeland security products, principally driven by the demand for detection equipment in U.S. and Canadian airports. Contrary to other markets, aerospace sales increased $7,155,000 (22%) to $39,899,000, primarily as a result of increased sales to existing customers.

An operating profit of $133,000 was reported for the three months ended March 31, 2004, compared to $801,000 for the three months ended March 31, 2003. Gross margin for the three months ended March 31, 2004, was 8%, up from 4% for the previous three months ended December 31, 2003. The improved margin reflects the conclusion of the start-up phase of several programs, as well as the completion of one sonobuoy contract that had experienced technical problems. The 8% gross margin for the three months ended March 31, 2004 was down from 10% in fiscal 2003. The decrease was partially due to a less favorable product mix, as well as several programs in start-up mode which contributed minimal or negative margins. In addition, the provision for pension costs was adjusted by $481,000 to reflect the revised annual estimate of such costs. An operating loss of $5,358,000 was reported for the nine months ended March 31, 2004, versus an operating profit of $8,826,000 for the same period last year. Included in prior year's operating income was a $5,500,000 recovery ($3,630,000 net of tax) of certain environmental remediation costs. It reflects Sparton's settlement with the DOE and others regarding the reimbursement of costs incurred at the Company's Sparton Technology Coors
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Road property. The Company is focused on continuing to improve margins through cost reductions and/or recoupment of unplanned expenses from several customers.

The Company reported net income of $156,000 ($0.02 per share, basic and diluted) and a loss of $3,541,000 ($(0.42) per share, basic and diluted) for the three months and nine months ended March 31, 2004, versus $671,000 ($0.08 per share, basic and diluted) and $6,427,000 ($0.77 per share basic, $0.76 per share diluted) for the corresponding periods last year. At March 31, 2004, the Company had $87,772,000 in shareowners' equity ($10.52 per share), $70,356,000 in working capital, and a 4.84:1.00 working capital ratio.
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                      SPARTON CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
    For the Three-Month and Nine-Month Periods ended March 31, 2004 and 2003

                                                    Three-Month Periods               Nine-Month Periods
                                              ------------------------------    ------------------------------
                                                   2004             2003             2004             2003
                                              -------------    -------------    -------------    -------------
Net sales                                     $  43,566,394    $  40,841,367    $ 113,230,967    $ 120,888,569
Costs of goods sold                              39,985,009       36,701,515      107,775,123      107,219,388
                                              -------------    -------------    -------------    -------------
                                                  3,581,385        4,139,852        5,455,844       13,669,181

Selling & administrative (income) expenses:
   Selling & administrative expenses              3,345,108        3,332,782       10,574,176       10,066,411
   EPA related -
       Net environmental remediation                103,012            6,242          239,959       (5,223,320)
                                              -------------    -------------    -------------    -------------
                                                  3,448,120        3,339,024       10,814,135        4,843,091
                                              -------------    -------------    -------------    -------------

Operating income (loss)                             133,265          800,828       (5,358,291)       8,826,090

Other income (expense):
   Interest and investment income                   157,079          188,192          510,325          489,849
   Equity income (loss) in investment                 4,000           29,000           16,000          (28,000)
   Other - net                                      (65,331)         (60,490)        (374,756)        (107,141)
                                              -------------    -------------    -------------    -------------
                                                     95,748          156,702          151,569          354,708
                                              -------------    -------------    -------------    -------------

Income (loss) before income taxes                   229,013          957,530       (5,206,722)       9,180,798
Provision (credit) for income taxes                  73,000          287,000       (1,666,000)       2,754,000
                                              -------------    -------------    -------------    -------------

     Net income (loss)                        $     156,013    $     670,530    $  (3,540,722)   $   6,426,798
                                              =============    =============    =============    =============

Earnings (loss) per share: [1]
   Basic                                      $        0.02    $        0.08    $       (0.42)   $        0.77
                                              =============    =============    =============    =============
   Diluted                                    $        0.02    $        0.08    $       (0.42)   $        0.76
                                              =============    =============    =============    =============
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See accompanying notes.

[1] All share and per share information have been adjusted to reflect the impact of the 5% stock dividends declared in January and October 2003.

Notes:

   1. Financial information was taken from the Company's internal records and is unaudited.

   2. Basic weighted average shares outstanding for the three-month and nine-month periods, were 8,345,787 and 8,344,863 in 2004, and 8,340,651 and 8,339,249 in 2003, respectively. Differences in basic and diluted earnings (loss) per share were due to the inclusion of employee incentive stock options.

   3. Included in prior year's operating income was a $5,500,000 recovery
         ($3,630,000 net of tax) of certain environmental remediation costs.
         This recovery reflects Sparton's settlement with the DOE and others regarding the reimbursement of costs incurred at the Company's Sparton
         Technology Coors Road property.

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                      SPARTON CORPORATION AND SUBSIDIARIES
     Condensed Consolidated Balance Sheet as of March 31, 2004 (Unaudited)

Current assets                    $ 88,696,240   Current liabilities                          $ 18,340,177
Other non-current assets            11,455,275   Environmental remediation                       6,601,832
Property, plant & equipment-net     12,562,695   Shareowners' equity                            87,772,201
                                  ------------                                                ------------
   Total assets                   $112,714,210      Total liabilities & shareowners' equity   $112,714,210
                                  ============                                                ============
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                                    # # # # #

This press release contains forward-looking statements within the scope of the Securities Act Exchange of 1933 and the Securities Exchange Act of 1934. The words "expects," "anticipates," "believes," "intends," "plans," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these
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statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and other factors discussed in the Company's form 10-Q for the quarter ended March 31, 2004, and it's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.